Item 77I: Terms of new or amended
securities
Morgan Stanley Tax-Free Daily Income Trust

Morgan Stanley Tax-Free Daily Income Trust made those changes to its share Class offerings as described in the supplements to its Prospectus filed via EDGAR with the Securities and Exchange Commission on July 26, 2017
(0001104659-17-046990) and September 29,
2017 (accession number 0001104659-17-
059886) and incorporated by reference herein.